Howard & Howard Attorneys, P.C.

                           The Pinehurst Office Center
                                    Suite 101
                           1400 North Woodward Avenue
                      Bloomfield Hills, Michigan 48304-2856
                            Telephone: (248) 645-1483
                               Fax: (248) 645-1568


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July 11, 1997

Page 4




                                                    July 11, 1997


Municipal Securities Income Trust
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

Intermediate Municipal Trust
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

Gentlemen:

         We have acted as special tax counsel in connection with, and you have requested our opinion concerning the federal income tax consequences of, a transaction in which substantially all of the assets of Federated Ohio Intermediate Municipal Trust, a portfolio of Intermediate Municipal Trust (the "Acquired Fund") will be acquired by Municipal Securities Income Trust, on behalf of its portfolio, Federated Ohio Municipal Income Fund (the "Acquiring Fund"), in exchange for voting shares of beneficial interest of the Acquiring Fund. The terms and conditions of this transaction are set forth in an Agreement and Plan of Reorganization dated February 27, 1997, among the Acquired Fund, Federated Management, the Acquiring Fund and Federated Advisers (the "Reorganization Agreement"). This opinion is rendered to you pursuant to paragraph 8.5 of the Reorganization Agreement, and all capitalized terms used herein have the meanings assigned to them in the Reorganization Agreement.

         The Acquiring Fund and the Acquired Fund are organized as portfolios of Massachusetts business trusts. Both the Acquired Fund and the Acquiring Fund are open-end, diversified investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Both the Acquiring Fund and the Acquired Fund are engaged in the business of investing in a professionally managed portfolio of municipal securities that provide current income excempt from federal regular income tax and the personal income taxes imposed by the State of Ohio and/or Ohio municipalities.

         On the Closing Date under the Reorganization Agreement, the Acquired Fund will transfer its entire investment portfolio to the Acquiring Fund. In exchange, the Acquiring Fund will transfer to the Acquired Fund shares of beneficial interest in the Acquiring Fund in an amount equal in value to the assets transferred by the Acquired Fund to the Acquiring Fund. The Acquired Fund will thereupon liquidate and distribute its Acquiring Fund shares pro rata to its shareholders.

         We have reviewed and relied upon the representations contained in the Reorganization Agreement and in such other documents and instruments as we have deemed necessary for the purposes of this opinion, and have reviewed the applicable provisions of the Code, current regulations and administrative rules thereunder and pertinent case law.

         Based upon the foregoing, we are of the opinion that, for Federal income tax purposes:

         (a) The transfer of all or substantially all of the Acquired Fund assets in exchange for the Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation of the Acquired Fund will constitute a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Code;

     (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares;

         (c) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange for the Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

     (d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;

     (e) The tax basis of the Acquired Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;

     (f) The tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization;

     (g) The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and

         (h) The holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).

         We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form N-14 filed by the Acquiring Fund in connection with the Reorganization, and to the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in such Registration Statement.

                                                  Very truly yours,

                                           HOWARD & HOWARD ATTORNEYS, P.C.


                                               /S/ Robert C. Rosselot
                                                 Robert C. Rosselot

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